Exhibit 99.1

Vision-Sciences, Inc. Introduces New Video-Based Advanced Cystoscope and EndoSheath® technology to Enthusiastic International Urology Market

Europe’s Largest Urology Conference, the site for ground-breaking endoscopy technology launch and educational workshops, greets the product with robust acceptance.

MILAN, ITALY, April 2, 2008 – Vision-Sciences, Inc. (Nasdaq: VSCI) announced the international introduction of its video cystoscopy platform at the 23rd Annual European Association of Urology (EAU) conference in conjunction with the 9th International Meeting of Urological Nurses (EAUN) in Milan, Italy. Over 12,000 participants attended this congress, the largest in Europe and the second largest in the world.

Vision-Sciences’ new cystoscope platform, unveiled at the Milan Congress, will offer Europeans a state-of-the-art video cystoscopy system that employs Vision-Sciences’ proprietary EndoSheath® technology.

“We are pleased to be able to introduce our ground-breaking video system to the European and international community,” stated Mr. Ron Hadani, CEO of Vision-Sciences. “The robust reception of our advanced endoscopy technology at this conference is truly exciting.  Clinicians attending the conference gave us high praises for our new platform, noting in particular how our high quality scope imaging, combined with the enabling EndoSheath® technology offers the physician, the nurse and the patient unparalleled excellence in healthcare.”

The Vision Sciences® CST-5000 Flexible Cystoscope is the first urology endoscope in the Company’s new series of uniquely advanced digital endoscopy platforms. The lightweight videoscope design facilitates diagnostic and therapeutic procedures using the world’s smallest diameter insertion tube.  The insertion tube contains a high resolution, tiny CCD (charge coupled device) camera at the tip, offering a sharp, high- definition, vibrant, full screen image.

Unlike endoscopes from other manufacturers, Vision-Sciences’ new advanced video cystoscope does not contain difficult-to-clean operating channels.   Instead, the CST-5000 Cystoscope utilizes the company’s patented, disposable, sterile Slide-On® EndoSheath® technology that covers the entire endoscope. Each disposable sheath contains a sterile operative channel, which eliminates patient tissue or organic matter from coming into contact with the reusable endoscope or the next patient.

Professor Frans M.J. Debruyne, M.D., PhD, eminent Professor of Urology and previous Secretary-General of the EAU, gave a presentation during the EAUN workshop titled: “A Safer, More Efficient Cystoscopy.”   Professor Debruyne explained to the audience that he was not a Vision-Sciences employee or stockholder, and then stated: “I feel comfortable in predicting that “EndoSheath® Video Cystoscopy will change the face of urology.”  He noted that after seeing the superior quality image available with the new flexible cystoscopy system, that he ordered three complete systems for his clinical practice.

Ms. Patricia Slappendel from Arnhem, Netherlands, a leading nurse practitioner and board member of the EAUN, also conducted a workshop on the practical implementation of EndoSheath® Cystoscopy to the urology nurses attending.

Mr. Carlos Babini, Executive Vice President of Vision-Sciences added, “The enthusiastic response to our technology is driven not just by high quality image and instrumentation. The preeminent safety benefits for urologic nurses and patients available with EndoSheath® Cystoscopy simply towers above any conventional option. EndoSheath® technology offers a unique alternative for nurses in urology who have to handle toxic chemicals on a regular basis for traditional endoscope cleaning.” The EndoSheath® technology eliminates the need for elaborate high-level disinfection between each patient, permitting rapid equipment turnover. This limits capital investment for additional endoscope inventory, reduces exposure to toxic chemicals, and dramatically lowers repair and maintenance costs. Mr. Babini also stated, “The time needed to prepare our cystoscopes for the next patient is less than 5 minutes, which is a safe, cost effective and compelling enhancement to practice-efficiency.”

The Company has also successfully completed viral microorganism “barrier testing” in accordance with FDA guidance for the videoscope EndoSheath® technology, proving that the EndoSheath® barrier is effective to microorganisms as small as 27 nanometers – the FDA benchmark. All other dangerous microorganisms such as the AIDS virus (80-120 nanometers), Hepatitis-C (30-60 nanometers) or Herpes Simplex Virus (150-200 nanometers) are significantly larger.

Vision-Sciences has successfully performed barrier testing on its complete line of EndoSheath® products, and remains focused on delivering the best in endoscopy infection control, specifically designed for a demanding health care environment.

Vision-Sciences has applied for CE Marking to market its new cystoscopy system in Europe, and anticipates approval shortly.

The European Association of Urology represents more than 16,000 urology professionals across Europe and worldwide. Its defining mission is to raise the level of urological care in Europe. More information regarding the association can be found at http://www.uroweb.org.

 About Vision-Sciences:

Vision-Sciences, Inc. (Nasdaq: VSCI - News) develops, manufactures and markets unique flexible endoscopic products for the urology, gastroenterology and the ENT markets, utilizing the proprietary sterile disposable EndoSheath® Technology. This technology provides quick and efficient equipment turnover, and ensures the patient a contaminant-free endoscope insertion.

This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as Vision-Sciences or its management "believes," "expects," "allows", "anticipates," or other words or phrases of similar import.  Similarly, statements in this release that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements.  All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.  Other risk factors are detailed in our most recent annual report and other filings with the SEC.

Contact:  Vision-Sciences, Inc., Christian Escobar, Marketing Manager - 845-365-0600